UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Biogen Idec Inc.

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April 25, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Biogen Idec Inc. to be held at 10:00 a.m. Eastern Time on Thursday, May 31, 2007 at the Boston Marriott Cambridge Hotel, Two Cambridge Center, Cambridge, Massachusetts 02142. For your convenience, we are also pleased to offer a webcast of the meeting open to the public and accessible at www.biogenidec.com.

We have enclosed the Notice of Annual Meeting, Proxy Statement and proxy card. At this year’s meeting, you will be asked to: (i) elect three directors and (ii) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Our Board of Directors recommends that you vote FOR both of these proposals. Please refer to the Proxy Statement for detailed information on the proposals. If you have any further questions concerning the meeting or these proposals, please contact our Investor Relations Department at (617) 679-2812. For questions relating to voting, please contact D.F. King & Co., Inc., our proxy solicitors, at (800) 859-8511 (toll-free within the U.S. and Canada) or (212) 269-5550 (outside the U.S. and Canada, call collect).

Whether you plan to attend the meeting or not, it is important that you promptly fill out, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the meeting.

Sincerely,

James C. Mullen
Chief Executive Officer and President

YOUR VOTE IS IMPORTANT. PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

Biogen Idec Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2007

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Biogen Idec Inc., a Delaware corporation, will be held at 10:00 a.m. Eastern Time on Thursday, May 31, 2007 at the Boston Marriott Cambridge Hotel, Two Cambridge Center, Cambridge, Massachusetts 02142 for the following purposes:

1. To elect three members to our Board of Directors to serve for a three-year term ending at the Annual Meeting of Stockholders in 2010 and until their successors are duly elected and qualified or their earlier resignation or removal.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. To transact such other business as may be properly brought before the meeting and any adjournments.

Our Board of Directors has fixed the close of business on April 13, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments. For 10 days prior to the meeting, a list of stockholders entitled to vote will be available for inspection at our executive offices located at 10 Cambridge Center, Cambridge, Massachusetts 02142. If you would like to review the list, please call our Investor Relations Department at (617) 679-2812.

All stockholders are cordially invited to attend the meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the card. A return, postage-paid, self-addressed envelope is enclosed for your convenience.

BY ORDER OF OUR BOARD OF DIRECTORS

Susan H. Alexander
Secretary

Cambridge, Massachusetts
April 25, 2007

Biogen Idec Inc.
14 Cambridge Center
Cambridge, Massachusetts 02142
(617) 679-2000

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2007

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Why did you send me this Proxy Statement?

We sent you this Proxy Statement and the accompanying proxy card because the Board of Directors of Biogen Idec Inc. is soliciting your proxy to vote at our Annual Meeting of Stockholders to be held at the Boston Marriott Cambridge Hotel, Two Cambridge Center, Cambridge, Massachusetts 02142 on Thursday, May 31, 2007 at 10:00 a.m. Eastern Time. This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information that you need to know to vote at the meeting.

Our 2006 Annual Report to Stockholders and our 2006 Annual Report on Form 10-K, which includes our audited financial statements, are being mailed with this Proxy Statement, but are not part of this Proxy Statement. You can also find a copy of our Annual Report to Stockholders and our 2006 Annual Report on Form 10-K on the Internet through the electronic data system of the Securities and Exchange Commission, or SEC, called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.biogenidec.com.

Who can vote?

Each share of our common stock that you own as of the close of business on the record date of April 13, 2007 entitles you to one vote on each matter to be voted upon at the meeting. As of the record date, 342,193,475 shares of common stock were outstanding and entitled to vote. We are mailing this Proxy Statement and the accompanying proxy on or about April 25, 2007 to all stockholders entitled to notice of and to vote at the meeting. For 10 days prior to the meeting, a list of stockholders entitled to vote will be available for inspection at our executive offices located at 10 Cambridge Center, Cambridge, Massachusetts 02142. If you would like to review the list, please call our Investor Relations Department at (617) 679-2812.

Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. You can revoke your vote in the manner described in “How can I change my vote?”

How do I vote?

If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Visit www.proxyvote.com to enroll and vote online or follow the instructions you receive from your bank, broker or other nominee to vote by telephone.

•	By mail. You will receive instructions, typically in the form of a voting instruction form, from your bank, broker or other nominee explaining how to vote your shares.

•	In person at the meeting. Contact the bank, broker or other nominee who holds your shares to obtain a broker proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a broker proxy card from your bank, broker or other nominee.

How can I change my vote?

You may revoke your proxy and change your vote at any time before the meeting. You may do this by:

•	Signing a new proxy card or voting instruction form and submitting it as instructed above.

•	If your shares are registered in your name, delivering to our Secretary a signed statement of revocation or a duly executed proxy bearing a later date.

•	If your shares are held in street name, re-voting by Internet or by telephone as instructed above. Only your latest Internet or telephone vote will be counted.

•	Attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Will my shares be voted if I do not vote?

If your shares are registered in your name, they will not be voted unless you vote in the manner described under “How do I vote?”

If your shares are held in street name and you do not provide instructions on how to vote in the manner described under “How do I vote,” the bank, broker or other nominee has the discretionary authority to vote your shares on “Proposal 1 — Election of Directors” and “Proposal 2 — Ratification of the Selection of our Independent Registered Public Accounting Firm.”

We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. Because banks and brokers have the discretionary authority to vote on both proposals, there will not be any broker non-votes at the meeting.

What if I receive more than one proxy card or voting instruction form?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How do I vote?” for each account to ensure that all of your shares are voted.

How many shares must be present to hold the meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the meeting to hold the meeting and conduct business. This is called a quorum. Shares voted in the manner described under “How do I vote?” will be counted as present at the meeting. Shares that abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum.

If a quorum is not present, we expect that the meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

•	Election of Directors. The three nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Banks and brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. Shares that are not voted will have no effect on the results of this vote.

•	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm. The affirmative vote of a majority of shares present in person or represented by proxy is required to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007. Abstentions and unvoted shares will have the effect of votes against this proposal. Banks and brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007, the Finance and Audit Committee of our Board of Directors will reconsider its selection.

Are there other matters to be voted on at the meeting?

We do not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish final voting results in our Quarterly Report on Form 10-Q for the second quarter of 2007, which we plan to file with the Securities and Exchange Commission by August 9, 2007. You may request a copy of the Form 10-Q by writing to Investor Relations, Biogen Idec Inc., 14 Cambridge Center, Cambridge, Massachusetts 02142. You will also be able to find a copy on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.biogenidec.com.

Who is soliciting the proxy and what are the costs of soliciting the proxies?

Our Board of Directors is soliciting your return of the proxy card accompanying this Proxy Statement. Our directors, executive officers and other employees may also solicit proxies by telephone, fax, e-mail, Internet and personal solicitation. They will not receive any additional compensation for such solicitation. We will bear the cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement. We will also reimburse banks, brokers and other nominees representing stockholders who hold their shares in street name for their expenses in forwarding proxy material to such stockholders. We have hired D.F. King & Co., Inc. to act as our proxy solicitor for the meeting at a cost of approximately $8,500.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of twelve members, divided into three classes of four, each serving staggered three-year terms, as follows:

•	Class 1 directors (terms expire at this meeting) — Alan Belzer, Mary L. Good, James C. Mullen and Bruce R. Ross (Chairman).

•	Class 2 directors (terms expire in 2008) — Thomas F. Keller, Cecil B. Pickett, Lynn Schenk and Phillip A. Sharp.

•	Class 3 directors (terms expire in 2009) — Lawrence C. Best, Alan B. Glassberg, Robert W. Pangia and William D. Young.

The term of our Class 1 directors expires at this meeting. Alan Belzer and Mary L. Good will not stand for re-election in accordance with our Corporate Governance policy on retirement of directors. If re-elected, Messrs Mullen and Ross, together with our new nominee for Class 1 director if elected, will hold office until the Annual Meeting of Stockholders in 2010 and until their successors are duly elected and qualified unless they resign or are removed. Marijn E. Dekkers, our new nominee for Class 1 director, was recommended to the Company by Egon Zehnder International, the search firm engaged by our Corporate Governance Committee to identify potential candidates for our Board of Directors.

If any nominee is unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board of Directors may recommend. We know of no reason why any nominee would be unable or unwilling to accept nomination or election. OUR BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF JAMES C. MULLEN, BRUCE R. ROSS AND MARIJN E. DEKKERS.

Information about our Directors

Prior to the merger with Biogen, Inc. in November 2003, we were known as IDEC Pharmaceuticals Corporation. References to “our” or “us” in the following biographical descriptions include Biogen Idec and the former IDEC Pharmaceuticals Corporation.

Information about our Nominees for Election as Class 1 Directors — Terms Expire in 2010

Marijn E. Dekkers (age 49)	Mr. Dekkers is President and Chief Executive Officer of Thermo Fisher Scientific Inc. and has served in that position since the merger of Thermo Electron Corporation and Fisher Scientific International in November 2006. Prior to that merger, Mr. Dekkers was President and Chief Executive Officer of Thermo Electron Corporation, a position he held since November 2002. He served as Thermo’s President and Chief Operating Officer from July 2000 to November 2002. Prior to joining Thermo Electron Corporation, Mr. Dekkers held various positions of increasing responsibility at Honeywell International Inc. (formerly AlliedSignal Inc.) and General Electric Company. Mr. Dekkers is also a director of Thermo Fisher Scientific Inc.

James C. Mullen (age 48)	Mr. Mullen is our Chief Executive Officer and President and has served in these positions since the merger in November 2003. He was Chairman of the Board and Chief Executive Officer of Biogen, Inc. until the merger. He was named Chairman of the Board of Biogen, Inc. in July 2002, after being named Chief Executive Officer and President of Biogen, Inc. in June 2000. Mr. Mullen joined Biogen, Inc. in 1989 as Director, Facilities and Engineering. He was named Biogen, Inc.’s Vice President, Operations in 1992. From 1996 to 1999, Mr. Mullen served as Vice President, International, of Biogen, Inc., with responsibility for building all Biogen, Inc. operations outside North America. From 1984 to 1988, Mr. Mullen held various positions at SmithKline Beckman Corporation (now GlaxoSmithKline plc).
Mr. Mullen has served as one of our directors since the merger in November 2003 and served as a Director of Biogen, Inc. from 1999 until the merger. He is also a director of PerkinElmer, Inc., and serves as Chairman of the Board of Directors of the Biotechnology Industry Organization (BIO).

Bruce R. Ross (Chairman) (age 66)	Mr. Ross is President of Cancer Rx, a health care consulting firm he founded in 1994. From 1994 to 1997, Mr. Ross was Chief Executive Officer of the National Comprehensive Cancer Network, an association of nineteen of the largest cancer centers in the United States. He previously held senior management positions during a 27-year career at Bristol-Myers Squibb, including Senior Vice President, Policy, Planning and Development, Bristol-Myers Squibb Pharmaceutical Group and President, Bristol-Myers Squibb U.S. Pharmaceutical Group.
Mr. Ross has served as Chairman of the Board of Directors since December 2005 and has served as one of our directors since 1997.

Class 2 Directors — Terms Expire in 2008

Thomas F. Keller, Ph.D. (age 75)	Dr. Keller has served as R.J. Reynolds Professor Emeritus of Business Administration and Dean Emeritus of the Fuqua School of Business at Duke University since September 2004. From 1974 to September 2004, Dr. Keller was R.J. Reynolds Professor of Business Administration, Duke University. From 1999 to 2001, he served as Dean of the Fuqua School of Business Europe in Frankfurt, Germany. From 1974 to 1996, Dr. Keller served as Dean of the Fuqua School of Business at Duke University.
Dr. Keller has served as one of our directors since the merger in November 2003 and served as a director of Biogen, Inc. from 1996 until the merger. Dr. Keller is also a director of Wendy’s International, Inc.

Lynn Schenk (age 62)	Ms. Schenk is an attorney in private practice. She served as Chief of Staff to the Governor of California from January 1999 to November 2003. She also served as a member of the United States House of Representatives from 1993 to 1995, representing California’s 49th District, and served as the California Secretary of Business, Transportation and Housing from 1980 to 1983.
Ms. Schenk has served as one of our directors since 1995. She is also a member of the Board of Trustees of The Scripps Research Institute.

Phillip A. Sharp, Ph.D. (age 62)	Dr. Sharp is Institute Professor at the Center for Cancer Research at the Massachusetts Institute of Technology, a position he has held since 1999. Dr. Sharp was the founding Director of the McGovern Institute for Brain Research at the Massachusetts Institute of Technology and served in that position from 2000 to 2004. From 1991 to 1999, Dr. Sharp served as Salvador E. Luria Professor and Head of the Department of Biology at the Center for Cancer Research at the Massachusetts Institute of Technology. From 1985 to 1991, Dr. Sharp served as Director of the Center for Cancer Research at the Massachusetts Institute of Technology.
Dr. Sharp has served as one of our directors since the merger in November 2003 and served as a director of Biogen, Inc. from 1982 until the merger. Dr. Sharp is also a director of Magen BioSciences, Inc. and director and Chairman of the Scientific Advisory Board of Alnylam Pharmaceuticals, Inc.
Dr. Sharp is a Nobel Laureate and a recipient of the National Medal of Science.

Cecil B. Pickett, Ph.D. (age 61)	Dr. Pickett has served our President, Research and Development since September 2006 and has served as one of our directors since September 2006. Prior to joining Biogen Idec, Dr. Pickett was President, Schering-Plough Research Institute from March 2002 to September 2006, and prior to that he was Executive VP of Discovery Research at Schering-Plough Corporation from 1993 to March 2002.

Class 3 Directors — Terms Expire in 2009

Lawrence C. Best (age 57)	Mr. Best is Executive Vice President — Finance & Administration and Chief Financial Officer of Boston Scientific Corporation and has held those positions since August 1992. From 1981 to 1992, Mr. Best served as Senior Partner with Ernst & Young. From 1979 to 1981, Mr. Best served as a Professional Accounting Fellow in the Office of the Chief Accountant at the Securities and Exchange Commission.
Mr. Best has served as one of our directors since the merger in November 2003 and served as a director of Biogen, Inc. from February 2003 until the merger. He is also a director of Haemonetics Corporation.

Alan B. Glassberg, M.D. (age 70)	Dr. Glassberg is a Venture Partner and member of the Scientific Advisory Board of Bay City Capital, a firm which manages investment funds in the life sciences industry. Dr. Glassberg has been associated with Bay City Capital since August 2006. Dr. Glassberg served as Chief Medical Officer of Poniard Pharmaceuticals, Inc. from August 2006 to March 2007, and currently serves as a consultant to Poniard and as a member of its Clinical Advisory Board. Dr. Glassberg retired from the University of California San Francisco in June, 2006, where he served as Associate Director of Clinical Care and Director of General Oncology at the University of California San Francisco Comprehensive Cancer Center.
Dr. Glassberg has served as one of our directors since 1997.

Robert W. Pangia (age 55)	Mr. Pangia is a partner in Ivy Capital Partners, LLC, the general partner of Ivy Healthcare Capital, L.P., a private equity fund specializing in healthcare investments, a position he has held since February 2003. From 1996 to February 2003, he was self-employed as an investment banker. From 1987 to 1996, Mr. Pangia held various senior management positions at PaineWebber, including; Executive Vice President and Director of Investment Banking for PaineWebber Incorporated of New York, member of the board of directors of PaineWebber, Inc., Chairman of the board of directors of PaineWebber Properties, Inc., and member of PaineWebber’s executive and operating committees, chair of its equity commitment committee and member of its debt commitment committee.
Mr. Pangia has served as one of our directors since September 1997. He is also a director of McAfee, Inc.

William D. Young (age 62)	Mr. Young is Chairman and Chief Executive Officer of Monogram Biosciences, Inc. Mr. Young has served as Chief Executive Officer of Monogram Biosciences, Inc. since November 1999 and Chairman of the Board since May 1998. From 1997 to October 1999, he served as Chief Operating Officer of Genentech, Inc. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and became Vice President in 1983. He was promoted to various positions and in 1997 became Chief Operating Officer taking on the responsibilities for all development, operations, and sales and marketing activities. Prior to joining Genentech, Mr. Young was with Eli Lilly & Co. for 14 years.
Mr. Young has served as one of our directors since 1997. He is also a director of Monogram Biosciences, Inc. and Theravance, Inc.
Mr. Young was elected to the National Academy of Engineering in 1993 for his contributions to biotechnology.

Corporate Governance

Corporate Governance Principles and Related Documents.  Our Corporate Governance Principles are posted on www.biogenidec.com in the “Company” section under “Corporate Governance.” Also posted on www.biogenidec.com under “Corporate Governance” are the charters of the Compensation and Management Development, Corporate Governance, Transaction and Finance and Audit Committees of our Board of Directors and our Finance and Audit Committee Practices which describe the key practices utilized by the Finance and Audit Committee in undertaking its functions and responsibilities.

Director Independence.

•	Board of Directors. The Board of Directors has determined that all of our directors and nominees for director, other than James C. Mullen, our Chief Executive Officer and President, and Cecil B. Pickett, our President of Research and Development, satisfy the independence requirements of The NASDAQ Stock Market, Inc., or NASDAQ. In determining that Dr. Sharp is independent, the Board of Directors evaluated a September 2006 transaction involving a collaboration agreement with Alnylam Pharmaceuticals, Inc. related to the discovery and development of RNAi therapeutics for the potential treatment of progressive multifocal leukoencephalopathy. Dr. Sharp was a founder of Alnylam and remains a director, but he is not an executive officer or significant shareholder. Dr. Sharp did not participate in our Board’s discussion and vote on the Alnylam agreement, nor was he involved in the transaction on Alnylam’s behalf. In determining that Dr. Glassberg is independent, the Board of Directors considered the fact that during 2006 Dr. Glassberg accepted a position as medical director at a company that is a potential competitor of the Company, but with which the Company has no transactions or arrangements. In determining that Mr. Dekkers is independent, the Board of Directors considered that while Thermo Fisher Scientific is a supplier to Biogen Idec, the volume of business between the two companies amounts to less than 1% of the revenues of each company, and Mr. Dekkers owns less than 1% of the stock of Thermo Fisher Scientific.

•	Committees. The committees of our Board of Directors consist solely of independent directors, as defined by NASDAQ. The members of our Finance and Audit Committee also meet the additional SEC and NASDAQ independence and experience requirements applicable specifically to members of the Finance and Audit Committee. In addition, all of the members of our Compensation and Management Development Committee are “non-employee directors” within the meaning of the rules of Section 16 of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and “outside directors” for purposes of Internal Revenue Code Section 162(m). The composition of the committees is set forth below under “Information about our Board of Directors and its Committees — Composition of Committees and Information about Meetings.”

Meetings of Independent Directors; Lead Director.  Independent directors are required to meet without management present twice each year. Independent directors may also meet without management present at such other times as determined by our Chairman of the Board (if a non-employee director), the lead director (in the absence of a non-employee Chairman of the Board) or if requested by at least two other directors. In 2006, our independent directors met without management present 10 times. Our Chairman of the Board (if a non-employee director) presides at such meetings and performs such other functions as the Board of Directors may direct, including advising on the selection of committee chairs and advising management on the agenda of meetings of the Board of Directors. In the absence of a non-employee Chairman of the Board, the chair of our Corporate Governance Committee serves as the lead director and, with respect to meetings of our independent directors, performs the functions otherwise assigned to the Chairman of the Board.

Code of Business Conduct.  All of our directors, officers and employees must act ethically, legally and with integrity at all times and are required to comply with our Code of Business Conduct as well as our other policies and standards of conduct. Our Code of Business Conduct, which includes the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, is posted on www.biogenidec.com under “Corporate Governance.” Disclosure regarding any amendments to the code of ethics provisions of our Code of Business Conduct will, if required, be included in a Current Report on Form 8-K within four business days following the date of the amendment, unless website posting of amendments is permitted by NASDAQ rules. Under our Corporate Governance Principles, our Board of Directors is not permitted to grant any waiver of any ethics policy (including the code of ethics provisions of our Code of Business Conduct) for any of our directors or executive officers.

Information about our Board of Directors and its Committees

Committees

Our Board of Directors has four standing committees: a Compensation and Management Development Committee, a Corporate Governance Committee (includes nominating functions), a Finance and Audit Committee, and a Transaction Committee.

•	Our Compensation and Management Development Committee assists the Board of Directors with its overall responsibility relating to compensation and management development, including recommending to the Board of Directors for approval the compensation of our Chief Executive Officer, approval of compensation for our other executive officers, administration of our equity-based compensation plans and oversight of our talent management strategy and executive development programs (including senior level succession plans). The report of the Compensation and Management Development Committee appears on page 23 of this Proxy Statement.

•	Our Corporate Governance Committee assists the Board of Directors in assuring sound corporate governance practices, identifying qualified individuals to become members of the Board of Directors and recommending particular nominees to the Board of Directors and its committees.

•	Our Finance and Audit Committee assists the Board of Directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the performance of our internal audit function and our accounting and financial reporting processes. Our Finance and Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. The report of the Finance and Audit Committee appears on page 11 of this Proxy Statement.

•	Our Transaction Committee assists the Board of Directors by (i) providing the Board of Directors oversight of the Company’s corporate development, business development and new ventures transaction planning and activities and (ii) making recommendations to the Board of Directors regarding transactions requiring action by the Board of Directors.

Composition of Committees and Information about Meetings

The composition of the standing committees of our Board of Directors and the number of times that each committee met in 2006 are set forth in the following table:

Committee	Members	Number of Meetings

Compensation and	Bruce R. Ross (Chair)	6
Management Development	Alan Belzer
Committee	Alan B. Glassberg
	Mary L. Good
Corporate Governance	Alan Belzer (Chair)	11
Committee	Alan B. Glassberg
	Mary L. Good
	Lynn Schenk
Finance and Audit	Thomas F. Keller (Chair)	12
Committee	Lawrence C. Best
	Robert W. Pangia
	William D. Young
Transaction Committee	Robert W. Pangia (Chair)	11
	Lawrence C. Best
	Bruce R. Ross
	Phillip A. Sharp

Our Board of Directors met 12 times in 2006. No director attended fewer than 75% of the total number of meetings of our Board of Directors and the committees on which he or she served during 2006. We expect that after Mr. Belzer and Ms. Good retire from the Board of Directors at our 2007 Annual Meeting of Stockholders, Mr. Ross will leave the Compensation and Management Development Committee and the Transaction Committee and become the Chair of the Corporate Governance Committee, Mr. Young will leave the Finance and Audit Committee and join the Transaction Committee and become the Chair of the Compensation and Management Development Committee, and Ms. Schenk will join the Compensation and Management Development Committee.

Financial Expert

Our Board of Directors has determined that Lawrence C. Best, a member of our Finance and Audit Committee, is an “audit committee financial expert” as defined in SEC regulations and, as noted previously, is an independent director under the NASDAQ rules.

Information About our Nominating Processes

Our Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors, including review of candidates recommended by stockholders. Our Corporate Governance Committee has the authority to retain a search firm to assist in performing this role and has currently retained Egon Zehnder International to identify potential candidates that possess the desirable attributes and competencies for service on our Board of Directors and to facilitate the recruitment and nomination of candidates favored by the Committee. Stockholders may recommend nominees for consideration by our Corporate Governance Committee by submitting the names and supporting information to: Corporate Secretary, Biogen Idec Inc., 14 Cambridge Center, Cambridge, Massachusetts, 02142. Any such recommendation should include at a minimum the name(s) and address(es) of the stockholder(s) making the recommendation and appropriate biographical information for the proposed nominee(s). Candidates who are recommended by stockholders will be considered on the same basis as candidates from other sources. For all potential candidates, our Corporate Governance Committee will consider all factors it deems relevant, including at a minimum those listed under “Director Qualification Standards” below. Director nominations are recommended by our Corporate Governance Committee to our Board of Directors and must be approved by a majority of independent directors.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at an annual meeting of stockholders. In order to nominate a director candidate for election at our 2008 Annual Meeting of Stockholders, a stockholder must give timely notice in writing to our Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received a stockholder’s notice not less than 90 days and not more than 120 days in advance of the anniversary of the date our proxy statement was released to the stockholders in connection with the previous year’s annual meeting. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, we must receive a stockholder’s notice not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 7th day following the day on which public announcement of the date of such meeting is first made. Information required by the Bylaws to be in the notice includes the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act and the related rules and regulations under that Section. Our Corporate Governance Committee may also require any proposed nominee to furnish such other information as may be reasonably required to determine the eligibility of such proposed nominee to serve as our director.

Director Qualification Standards

Our directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values, and be committed to representing the long-term interests of our stockholders. Our directors must also be inquisitive and objective and have practical wisdom and mature judgment. We endeavor to have a Board of Directors representing diverse experience at strategic and policy-making levels in business, government, education, healthcare, science and technology, and the international arena.

Our directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on our Board of Directors for an extended period of time.

We ask directors who also serve in full-time positions with a company not to serve on more than two boards of public companies in addition to our Board of Directors (excluding their own company) and other directors not to serve on more than six boards of public companies in addition to ours.

Our Board of Directors does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be re-nominated. Regular evaluations are an important determinant for continued tenure. Our Corporate Governance Principles provide that directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities or any circumstances that may adversely affect their ability to carry out their duties and responsibilities effectively. Our directors are also expected to offer their resignation to the Board of Directors effective at the annual meeting of stockholders in the year of their 75th birthday. In connection with the merger, we made exceptions to our retirement policy for Mary L. Good and Thomas F. Keller that allow them to serve their entire current terms. Accordingly, Dr. Good will retire at our 2007 Annual Meeting of Stockholders and we expect that Dr. Keller will retire at our 2008 Annual Meeting of Stockholders. In addition, Alan Belzer will retire at our 2007 Annual Meeting of Stockholders in accordance with the retirement policy.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations Department at (617) 679-2812. However, stockholders who wish to address questions or concerns regarding our business directly with the Board of Directors, or any individual director, should direct questions in writing to Biogen Idec Inc., Attention: General Counsel, 14 Cambridge Center, Cambridge, Massachusetts, 02142 or by e-mail to stockholder.letter@biogenidec.com. Questions and concerns will be forwarded directly to the appropriate director or directors.

Attendance at Annual Meetings

We expect all of our directors and director nominees to attend our annual meetings of stockholders. All but one of our directors attended our 2006 Annual Meeting of Stockholders.

Finance and Audit Committee Report

The Finance and Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all aspects of Biogen Idec’s financial reporting, internal control and audit functions. The Finance and Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. The roles and responsibilities of the Finance and Audit Committee are set forth in the written charter adopted by the Board of Directors, which is posted on www.biogenidec.com under “Corporate Governance”. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Finance and Audit Committee reviewed and discussed with management the audited consolidated financial statements contained in Biogen Idec’s 2006 Annual Report on Form 10-K. The Finance and Audit Committee discussed with PricewaterhouseCoopers LLP, Biogen Idec’s independent registered public accounting firm, the overall scope and plans for its audit. The Finance and Audit Committee met with PricewaterhouseCoopers, with and without management present, to discuss the results of its examination, management’s response to any significant findings, its observations of Biogen Idec’s internal controls, the overall quality of Biogen Idec’s financial reporting, the selection, application and disclosure of critical accounting policies, new accounting developments and accounting-related disclosure, the key accounting judgments and assumptions made in preparing the financial statements and whether the financial statements would have materially changed had different judgments and assumptions been made, and other pertinent items related to Biogen Idec’s accounting, internal controls and financial reporting. The Finance and Audit Committee also discussed with representatives of Biogen Idec’s internal corporate audit staff their purpose and authority and their audit plan.

The Finance and Audit Committee also reviewed and discussed with PricewaterhouseCoopers the matters required to be discussed with the Finance and Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Finance and Audit Committee discussed with PricewaterhouseCoopers the independence of PricewaterhouseCoopers from management and Biogen Idec, including the written disclosures in the letter received from PricewaterhouseCoopers required by the Independence Standards Board Standard No. 1. The Finance and Audit Committee has determined that the provision of non-audit services to Biogen Idec by PricewaterhouseCoopers is compatible with its independence.

During 2006, the Finance and Audit Committee provided oversight and advice to management in connection with Biogen Idec’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In connection with this oversight, the Finance and Audit Committee reviewed a report by management on the effectiveness of Biogen Idec’s internal control over financial reporting. The Finance and Audit Committee also reviewed PricewaterhouseCoopers’ Report of Independent Registered Public Accounting Firm included in Biogen Idec’s 2006 Annual Report on Form 10-K for the fiscal year ended December 31, 2006 related to its audit of the effectiveness of internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting.

In reliance on these reviews and discussions, the Finance and Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Biogen Idec’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Finance and Audit Committee of the Board of Directors

Thomas F. Keller (Chair)
Lawrence C. Best
Robert W. Pangia
William D. Young

PROPOSAL 2

RATIFICATION OF THE SELECTION OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Finance and Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. PricewaterhouseCoopers served as our independent registered public accounting firm in connection with the audit for the fiscal year ended December 31, 2006. If our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm, our Finance and Audit Committee will reconsider its selection. Representatives of PricewaterhouseCoopers will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

The following table shows fees for professional audit services billed to us by PricewaterhouseCoopers for the audit of our annual consolidated financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed to us by PricewaterhouseCoopers for other services provided during 2006 and 2005:

Fees	2006	2005

Audit fees	$3,855,400	$2,617,000
Audit-related fees	404,600	70,000
Tax fees	918,300	995,300
All other fees	73,350	70,950

Total	$5,251,650	$3,753,250

Audit fees are fees for the audit of our 2005 and 2006 consolidated financial statements included in our Annual Reports on Form 10-K, reviews of consolidated financial statements included in our Quarterly Reports on Form 10-Q, review of the consolidated financial statements incorporated by reference into our Registration Statement on Form S-8 which was filed in February 2007, and other statutory audit fees in overseas jurisdictions.

Audit-related fees are fees that principally relate to assurance and related services that are reasonably related to the performance of the audits and reviews of our consolidated financial statements, including employee benefit plans and special procedures required to meet certain regulatory requirements, and assistance with due diligence in connection with potential acquisitions.

Tax fees are fees for tax compliance, expatriate tax services, planning and advisory services other than those that relate specifically to the audits and reviews of our consolidated financial statements and internal control over financial reporting.

All other fees are fees that principally relate to procedures performed in connection with one of our collaboration agreements, and educational resources.

Our Finance and Audit Committee has considered whether the provision of the non-audit services by PricewaterhouseCoopers described above is compatible with maintaining its independence and has determined that the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Finance and Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. Our Finance and Audit Committee must pre-approve any audit and non-audit services provided by our independent registered public accounting firm. Our Finance and Audit Committee will not approve the engagement of the independent registered public accounting firm to perform any services that the independent registered public accounting firm would be prohibited from providing under applicable securities laws or NASDAQ requirements. In assessing whether to approve the use of our independent registered public accounting firm to provide permitted non-audit services, our Finance and Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our

Finance and Audit Committee will approve permitted non-audit services by our independent registered public accounting firm only when it will be more effective or economical to have such services provided by our independent registered public accounting firm than another firm. Our Finance and Audit Committee has delegated pre-approval authority for non-audit services to the chair of our Finance and Audit Committee within the guidelines discussed above. The Chairman of the Finance and Audit Committee is required to inform our Finance and Audit Committee of each decision to permit our independent registered public accounting firm to perform non-audit services at the next regularly scheduled Finance and Audit Committee meeting.

Our Finance and Audit Committee pre-approved all of the services provided by PricewaterhouseCoopers during 2006 in accordance with this policy.

THE FINANCE AND AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

STOCK OWNERSHIP

Ownership Table

The following table and notes provide information about the beneficial ownership of our outstanding, common stock as of March 15, 2007 by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers (listed in the Summary Compensation Table);

•	each of our current directors and nominees for Class 1 director;

•	all of our current directors and executive officers as a group.

Except as otherwise noted, the persons identified have sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares. Shares subject to exercisable options include options that are currently exercisable or exercisable within 60 days of March 15, 2007.

	Common Stock Beneficially Owned(1)
	Shares	Shares Subject to	Percentage of
	Beneficially	Exercisable	Outstanding
Name of Beneficial Owner**	Owned	Options	Shares

FMR Corp.(2)	38,371,497		11.2%
82 Devonshire Street Boston, MA 02109
ClearBridge Advisors, LLC(3)	38,359,023		11.2%
399 Park Avenue New York, NY 10043
PRIMECAP Management Company(4)	32,485,532		9.5%
225 South Lake Ave, #400 Pasadena, CA 91101
Burt A. Adelman(5)	14,912	335,725	*
Alan Belzer(6)	51,750	118,000	*
Lawrence C. Best		60,500	*
Marijn E. Dekkers
Alan B. Glassberg		102,500	*
Mary L. Good		83,500	*
Robert A. Hamm	9,114	140,517	*
Thomas F. Keller(7)	920	114,550	*
Peter N. Kellogg	14,718	492,775	*
James C. Mullen(8)	148,960	1,787,144	*
Robert W. Pangia	500	132,500	*
Cecil B. Pickett
Bruce R. Ross		72,500	*
Lynn Schenk	2,000	100,500	*
Craig Eric Schneier(9)	9,698	285,000	*
Phillip A. Sharp	462,433	261,750	*
William D. Young		72,500	*
Executive officers and directors as a group (23 persons)(10)	786,703	5,127,249	1.7%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

**	Addresses are given only for beneficial owners of more than 5% of our outstanding shares of common stock.

(1)	The calculation of percentages is based upon 341,693,475 shares issued and outstanding at March 15, 2007, plus shares subject to options held by the respective person that are currently exercisable or become exercisable within 60 days of March 15, 2007.

(2)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G/A filed on February 14, 2007 with the SEC. Various persons, including the listed five percent holder, have the right or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares.

(3)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G/A filed on February 6, 2007 with the SEC. The Schedule 13G/A was jointly filed by ClearBridge Advisors, LLC, ClearBridge Asset Management Inc., and Smith Barney Fund Management LLC. According to the filing, ClearBridge Advisors, LLC beneficially owns 35,794,500 shares, ClearBridge Asset Management, Inc. beneficially owns 2,028,848 shares, and Smith Barney Fund Management LLC beneficially owns 535,675 shares.

(4)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G/A filed on February 14, 2007 with the SEC. On February 14, 2007, Vanguard Chester Funds — Vanguard PRIMECAP Fund filed a Schedule 13G/A with the SEC reporting the beneficial ownership of 17,530,320 shares. The 32,485,532 shares reported by PRIMECAP Management Company includes the 17,530,320 shares reported by Vanguard Chester Funds — Vanguard PRIMECAP Fund.

(5)	Includes 8,009 shares held in trusts of which Dr. Adelman is the trustee.

(6)	Includes 11,500 shares which are held by partnerships of which Mr. Belzer is the general partner.

(7)	Shares which may be acquired pursuant to options are held by a revocable trust of which Dr. Keller is the trustee, and 920 shares are held by a partnership of which Dr. Keller is a general partner.

(8)	Includes 44,252 shares held in trusts of which Mr. Mullen is the trustee.

(9)	Includes 460 shares held by Dr. Schneier’s spouse.

(10)	Includes 65,818 shares held indirectly (by spouse or through trust, partnership or otherwise); and 20,000 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and greater-than-ten-percent stockholders to file initial reports of ownership and changes of ownership. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 forms on their behalf. Based solely on information provided to us by our directors and executive officers, we believe that, during 2006, all such parties complied with all applicable filing requirements except for (i) a Form 3 required to be filed when Hans Peter Hasler became an executive officer of the Company on October 13, 2006, which was filed on November 22, 2006 due to an administrative error, and (ii) a Form 4 covering grants of restricted stock units on October 2, 2006 to Cecil Pickett, President, Research and Development, which was filed on January 5, 2007 due to an administrative error.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Corporate Governance

Our Compensation and Management Development Committee (which is referred to in this section of this Proxy Statement as the “Committee” or as the “Compensation Committee”) oversees and administers our executive compensation programs. The Committee’s complete roles and responsibilities are set forth in the written charter adopted by the Board of Directors, which can be found at www.biogenidec.com under “Corporate Governance.” The Board of Directors selected the following four individuals to serve on the Committee for 2006: Bruce R. Ross (Chair), Alan Belzer, Alan B. Glassberg and Mary L. Good. Each of these individuals satisfies the independence requirements of NASDAQ.

The Committee meets at regularly scheduled times during the year and on an ad hoc basis as business needs necessitate. In 2006, the Committee met for five regularly scheduled meetings and held one ad hoc meeting. As part of his duties as the Committee Chair, Bruce R. Ross reports on Committee actions and recommendations to the Board of Directors. In addition to the assistance provided by Biogen Idec’s internal Compensation and Benefits group, the Committee has retained Watson Wyatt Worldwide (“Watson Wyatt”) as outside advisors to the Committee. Watson Wyatt reports directly to the Committee and provides guidance on matters including trends in executive and non-employee director compensation, the development of specific executive compensation programs and other matters as directed by the Committee. Watson Wyatt does not provide any other services to Biogen Idec.

Executive Compensation Philosophy and Objectives

Our compensation program for the individuals named in the Summary Compensation Table (the named executive officers) is designed and implemented based on our pay-for-performance compensation philosophy. We strive to adhere to this philosophy by significantly differentiating the pay and rewards of our executive officers based on their demonstrated performance and potential to contribute to the long-term success of the Company. Competing for talent in the rapidly changing and increasingly competitive biotechnology industry is both challenging and critical to our success. We want and need the best people to be excited and motivated to work at Biogen Idec, and to understand that their rewards are driven by the Company’s performance and by their individual contributions to Company performance. The quality of the Company’s talent is a key driver of long-term stockholder value. Establishing and maintaining executives’ long-term commitment to Biogen Idec is critical to the development of our product pipeline, as development of new products often takes ten years or more, and time to market is critical to our business success.

We have established a total rewards framework that supports our compensation philosophy through the following objectives:

•	to afford our executives a competitive total rewards opportunity relative to organizations with which we compete for executive talent,

•	to allow us to attract and retain superior, experienced people who can perform and succeed in our fast-paced, dynamic and challenging environment,

•	to support our meritocracy by ensuring that our top performers receive rewards that are substantially greater than those received by average performers at the same position level, and

•	to deliver pay in a cost efficient manner that aligns employees’ rewards with stockholders’ long-term interests.

Our success in meeting the objectives of our compensation philosophy depends heavily on our performance management system. In 2006, we revised our performance management system, and used that revised system for compensation decision-making in early 2007. Through this revised performance assessment process, which is based on the use of relative ranking and overall performance ratings, coupled with our use of differentiated compensation linked to these rankings and overall performance ratings, we ensure that the Company’s top performers and those with the highest potential receive the greatest rewards.

What is our compensation program designed to reward?

The compensation program is designed to reward superior financial, strategic and operational performance that is achieved in a manner consistent with the Company’s values. Results and how the results are attained are both critically important. Our executive officers are assessed and ranked on the basis of demonstrated results relative to pre-established goals, as well as demonstrated competencies and behavioral attributes.

Compensation Program Elements and Pay Level Determination

What factors are considered in determining the amounts of compensation?

Each year, the Committee reviews and determines base salaries, annual incentive targets and payments, and long-term incentive targets and awards for all executive officers. For 2006, the base salary, annual cash incentive and long-term incentive award determinations for the Chief Executive Officer were approved by all independent (non-employee) directors.

As part of this review process, the CEO presents to the Committee a detailed individual assessment of each executive officer’s performance over the prior year, as well as recommended compensation actions for each executive officer. The performance assessments for executive officers include performance relative to established goals, overall leadership effectiveness, impact across the organization and performance and impact relative to other executive officers.

Formal goal setting is critical to ensuring that our compensation program rewards each executive based on his or her success relative to the specific objectives for his or her role. All Biogen Idec employees are subject to annual goal setting, as well as written mid-year and annual performance reviews. The key metrics we use to measure performance differ by individual, but can be grouped into the following categories:

•	Financial — we evaluate measures of Company financial performance, including revenue growth, earnings per share and other measures such as expense management.

•	Strategic — we monitor the success of our executive team in furthering the strategic success of the Company. Depending on the role of the executive, this could be through developing the Company’s product pipeline, ensuring talent is effectively managed or through evaluating new opportunities for expansion.

•	Operational — we include operational measures in our determination of success, including our production capacity and capability, the quality of our leadership development and teamwork and effective recruitment and retention of talented employees.

To understand external competitiveness, the Committee reviews a comprehensive report prepared by Biogen Idec’s Compensation and Benefits group and Watson Wyatt, comparing each executive officer’s compensation level and mix to information for comparable positions derived from both compensation surveys and an analysis of the executive compensation disclosures found in proxy statements of a group of publicly traded biotechnology and pharmaceutical companies. In addition, Watson Wyatt also provides the Committee with an analysis of CEO pay that includes a tally sheet and employment agreement analysis.

The Committee considers the totality of the information presented (including external competitiveness, the performance review, Company performance, progress towards strategic objectives and internal equity) and applies its knowledge and discretion to determine the compensation for each executive officer.

In 2006, Biogen Idec generally targeted its compensation at the median of our market peers, which are defined in the next section. The actual compensation level for each executive officer may be above or below median depending on factors such as Company performance, individual performance, criticality of position, skills/capabilities, overall impact/contribution, experience in position, “premiums” initially required to attract the executive and internal equity.

What external market peer group is used for comparison, and how is it established?

Biogen Idec’s peer group is comprised of: (1) a named set of companies for which executive compensation data from public filings is compiled and analyzed; and (2) a somewhat broader set of companies participating in benchmark compensation surveys from which executive compensation data is compiled and analyzed.

The named peer group is reviewed annually by the Committee for appropriateness, considering such factors as size (e.g., revenue and market capitalization), complexity (e.g., multiple marketed products), geographic scope of operations (e.g., global versus domestic-only presence), etc. As an example of the peer group review process, in 2006, the Committee removed four companies from the peer group (Merck & Co., Abbott Laboratories, Baxter International and Becton Dickinson) and added one (Forest Laboratories). These changes improved the balance of the peer group relative to our criteria. The named peer group for 2006 includes:

Allergan	Forest Laboratories	Gilead	Schering-Plough
Amgen	Genentech	Medimmune	Sepracor
Bristol-Myers Squibb	Genzyme	Millennium	Wyeth
Eli Lilly

The compensation surveys used in analyzing our external competitiveness include data from a broader set of biotechnology and pharmaceutical companies. We believe that this broader set of companies is representative of our competitive market for executive officers. These compensation surveys provide reliable data to complement the data collected from executive compensation disclosures of our named peer group.

What is each element of compensation and why is it paid?

Biogen Idec’s executive compensation program is comprised of the following four elements (discussed in detail below), each of which serves an important role in supporting Biogen Idec’s pay-for-performance philosophy and in realizing our compensation program objectives:

Element	Role and Purpose

Base Salary	• Provide a stable source of income that facilitates the attraction and recognition of the acquired skills and contributions of executives in the day-to-day management of our business.
Annual Cash Incentive	• Motivate the attainment of annual financial, strategic, operational and individual goals that are aligned with and supportive of long-term value creation.
Long-term Incentives	• Align executive interests with those of stockholders.
• Promote long-term retention and stock ownership, and hold executives accountable for enhancing stockholder value.
• Enable the delivery of competitive compensation opportunities in a manner that balances cost efficiency with perceived value.
Benefits & Perquisites	• Provide programs that promote health, wellness and financial security.
• Provide executive benefits and perquisites at or below market competitive levels.

While the general mix of the elements is considered in the design of our total compensation program, the Committee does not target a specific mix of pay in either its program design or in its compensation determinations. By design, our executive officers have more variability than non-executives in their compensation, to more closely tie their compensation to the Company’s overall performance.

Base Salary

We pay our executive officers base salaries to provide a baseline level of compensation that is both competitive with the external market and commensurate with each employee’s past performance, experience, responsibilities and skills. The Company generally targets base salaries around the median of our external market peers. In making its base salary determinations, the Committee takes into account the internal and external factors described above. Base salary increases from 2005 to 2006 for our named executive officers averaged 8.6% and ranged from 4% to 14%.

Annual Cash Incentive Plan

We maintain an annual cash incentive program, the purpose of which is to motivate and reward the attainment of annual Company and individual financial, strategic and operational goals. For all participants, annual incentive opportunities, which are expressed as a percentage of base salary, are targeted generally at the median of our external market peers. Actual incentive awards can range from 0% to 225% of targeted levels, as described further below, depending on the degree of Company and individual performance attainment relative to pre-established goals for that particular year. Based on Company and individual attainment and an executive’s base salary relative to market, total cash compensation may be above or below market median.

The Committee establishes and approves all Company goals based on recommendations made by management. Individual performance goals for executive officers are recommended by Mr. Mullen and approved by the Committee, with those for Mr. Mullen approved by all independent directors. Individual performance goals include metrics linked to driving attainment of the Company goals.

For 2006, we selected measures that were intended to strike a balance among financial, strategic and operational performance. We believe that a balance of performance goals most effectively aligns management incentives with enhancement of long-term stockholder value. Our goals are established by taking into consideration the long range business plan, expected degree of difficulty, competitive environment, macroeconomic factors, Wall Street analyst expectations, historical variance analysis, prior year performance and Board of Directors’ expectations. For 2006, the following were the specific Company goals, weighting and degree of attainment, as approved by the Committee:

						Payout
						Factor for
		Target Performance Range				2006 Plan
Company Goals	Weight	Threshold	Target	Maximum	Results	Year

Revenue Growth	20%	$2,545M	$2,651M	$2,757M	$2,683M	115%
Earnings Per Share(1)	20%	$1.87	$1.97	$2.07	$2.07	150%
Strategic Business Unit Contribution to Profit(2)	15%	$1,545M	$1,717M	$1,889M	$1,782M	122%
Business Development	15%	Target: Source new molecular or chemical entities with favorable potential impact on long-term revenue growth rate. Results: New molecular entities were added to the product pipeline through business development, but with lower than desired potential impact on long-term revenue growth.				60%
Pipeline	15%	Target: Advancement of products through critical research, development and trial milestones. Results: Balanced achievement in moving products through research and into development.				100%

Capacity and Capability	7.5%	Target: Meet clinical and commercial demand for each product, timely and cost-effective management of capital projects and improvements in manufacturing efficiency. Results: Goals met or exceeded in each area.				113%
Organizational Effectiveness	7.5%	Target: Fill all key senior positions within the Company on a timely and cost effective basis. Result: Goal met.				100%

Weighted Company Performance (Company Multiplier)						111%

Notes to table:

(1)	For purposes of annual cash incentives, this performance metric is based on non-GAAP Earnings Per Share (EPS), with further adjustments made as described below. The reconciliation from GAAP to non-GAAP EPS is comprised of adjustments related to the impact of: charges related to stock options that began to be recognized during 2006 in connection with the adoption of SFAS 123(R); charges for in-process research and development associated with our acquisitions of Conforma Therapeutics Corporation and Fumapharm AG; gains on the sale of assets; certain other acquisition and restructuring related items such as amortization of acquired intangible assets and impairment of long-lived assets; and the tax effect of these adjustments. Our reported non-GAAP EPS were $2.25. For annual cash incentives, we made adjustments to this number as follows: (1) we reduced non-GAAP EPS by $0.20 per share to reflect the fact that we underspent amounts budgeted in connection with our external growth initiatives; and (2) we increased non-GAAP EPS by $0.02 per share to eliminate the unfavorable impact of a tax-related expense in an overseas jurisdiction.

(2)	Contribution to Profit by the Company’s three Strategic Business Units was established and measured separately by Unit for purposes of our 2006 annual incentive plan. In this disclosure, they are reported in the aggregate.

Individual cash incentive payments are determined using the following calculation:

Company Multiplier x Individual Multiplier x Incentive Target (%) x Annual Base Salary

The plan provides for a range of payout from 0% to 150% for the Company Multiplier and from 0% to 150% for the Individual Multiplier, so that maximum performance on each multiplier would result in a payout of 225% of target (150% x 150% = 225%). The Individual Multiplier reflects attainment of the individual performance goals discussed earlier in this section. Based on the results described in the preceding table, the 2006 Company Multiplier was approved by the Committee at 111%. Based on performance against their individual goals, combined with the 111% Company Multiplier, our named executive officers received awards that ranged from 94% to 145% of target.

Long-term Incentives

A long-term incentive (LTI) opportunity is provided to all employees to foster a culture of ownership, align compensation with stockholder interests and promote long-term retention and affiliation with the organization. Each year, the Committee determines the types of awards to be used for delivering long-term incentives. In doing so, the Committee considers the ability of each type of award to achieve key compensation objectives (such as employee retention, motivation and attraction), the needs of the business, competitive market practices, dilution and expense constraints, as well as tax and accounting implications.

For 2006, the Committee evaluated various program designs and approved a program awarding stock options and restricted stock units for our executive officers. Stock options promote stockholder alignment and accountability and are qualified as performance-based pay under Internal Revenue Code Section 162(m). Our stock option grants vest evenly over the four-year period following grant. Restricted stock units promote retention by maintaining some level of value to recipients based on the stock price at any point in time. Restricted stock units granted in conjunction with our annual merit award process vest evenly over the three years following grant. In addition to their strong retention value, we feel that restricted stock units support an ownership mentality, encouraging our executives to act in a manner consistent with the long-term interests of the Company and its stockholders.

To help in assessing the external market, Biogen Idec sponsored (and Watson Wyatt administered) a custom survey of LTI, in which most of the companies in our named peer group participated. To augment this data, in 2006 the Committee reviewed publicly available data for our named peer group in terms of long-term compensation value and expense and aggregate share usage among Biogen Idec’s peers. Based on these external factors, as well as Company performance and analyses of accounting cost implications and employee retention, for 2006 the Committee approved LTI grant guidelines that were generally at the market median in terms of dollar value.

In determining the level of LTI awards to grant in 2007, the Committee followed a process similar to that employed in 2006. The Committee approved targeted LTI award values for 2007 that are comparable to the targeted

LTI award values in 2006. Based on competitive analysis, our 2007 LTI guidelines are between the median and 75th percentile of our peers in terms of value.

As with other compensation elements, actual LTI awards vary significantly based on individual performance and position level. The award guidelines approved by the Committee are segmented by overall performance rating, ensuring that top performing employees receive larger awards than those with average performance. We feel that the use of a strong performance management system combined with the retention attributes of restricted stock units allows us to effectively retain those employees who have the potential to make the greatest contributions to our long-term success.

Establishing a consistent annual grant pattern has allowed us to develop a schedule of events for setting our annual grant date and grant price. These events include incorporating the results of our internal performance reviews and ranking, as well as our external analyses that include a review of peer equity practices and the results of the custom survey of LTI described earlier. Since 2004, we have made our annual merit equity grant in February of each year. The date of each annual merit grant is the date upon which the Committee approves the individual grants, with the exception of grants to the CEO, for whom grants require Board of Directors approval and are thus granted on the date of that approval. Consistent with our historical LTI grant practice, the exercise price of stock options granted as part of the annual merit grant is the closing price of Biogen Idec stock on the date of grant.

In addition to the annual merit grant of LTI awarded to Mr. Mullen in 2006, he also received a special grant of performance-based restricted stock units, with vesting tied to operating expense and cash flow performance during 2006 and subject to Board approval of results. As performance exceeded the financial targets, the Committee recommended, and the independent directors approved, vesting of the full grant of the restricted stock units in February 2007.

Tax-deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the amount a company may deduct for compensation paid to its CEO or any of its other four named executive officers. This limitation does not, however, apply to compensation meeting the definition of “qualifying performance-based” compensation.

Management works with the Committee to assess alternatives to preserve the deductibility under Section 162(m) of compensation payments to the extent reasonably practicable, consistent with our compensation policies and as determined to be in the best interests of Biogen Idec and its stockholders. For 2006, the stock options and performance-based restricted stock unit awards were designed to meet the requirements for tax-deductible compensation.

While certain Company and individual performance goals included in our cash incentive plan require judgment by the Committee to determine results, we believe that these goals are key drivers of our success and that they support our desire to significantly differentiate awards between individuals based on their performance and contributions. Based on this design, our cash incentive plan payments made in 2007 for the 2006 plan year are not considered “qualifying performance-based” compensation under Section 162(m).

For 2007, the Company has adopted changes to our annual cash incentive plan that will enable us to maximize tax deductibility of plan awards paid to our named executive officers. Maximum cash incentive awards under the 2007 plan year will be determined for each named executive officer based on our non-GAAP net income for the year. The actual award to each executive will be less than or equal to this maximum funded amount, and will be determined based on the annual cash incentive plan described above.

Under the incentive plan approved by the Company’s stockholders, we limit tax-deductible performance-based incentive payments to a total of $3,500,000 per executive per year.

Perquisites and Personal Benefits

In addition to participating in the benefit programs provided to all other employees (for example, medical, dental, vision, life and disability insurance, employee stock purchase plan), we provide certain perquisites and additional benefits to executives. These supplemental benefits and perquisites include:

•	Life Insurance. Vice Presidents and above, including our named executive officers, receive Company-paid term life insurance equal to three times annual base salary, up to a maximum benefit of $1,500,000; this cap does not apply to the life insurance benefit provided to the CEO. As a comparison, employees below the level of Vice President receive Company-paid group term life insurance equal to two times their annual base salary.

•	Tax Preparation, Financial and Estate Planning. Vice Presidents and above, including our named executive officers, are eligible for reimbursement of expenses incurred for tax preparation, financial and/or estate planning services, as well as the purchase of tax preparation and/or financial planning software. Such reimbursements are considered taxable income to the executives.

Retirement Plans

We maintain a Supplemental Savings Plan, or SSP, which covers executive officers and certain other highly compensated and/or management employees. The SSP replaced our prior deferred compensation plan, as well as the Biogen, Inc. Voluntary Executive Supplemental Savings Plan. Employees whose base salary and annual cash incentive for the year exceed a specified limit under section 401(a)(17) of the Internal Revenue Code ($220,000 in 2006; $225,000 in 2007) receive a restoration match on the portion of their base salary and annual cash incentive that exceeds this tax law limit. The restoration matching contribution equals six percent of such excess compensation. This feature is intended to replace the amount of matching employer contributions that the participant would otherwise have been eligible to receive under our 401(k) plan but for this tax law limit. Participants become vested in the matching contributions at a rate of 25% per year, until they are fully vested after four years of service. Participants become fully vested in the matching contributions if their employment ends by reason of death or disability, or in the event of a change in control of the Company, regardless of the number of years of service. In addition, participants in the SSP who are senior director level or higher, or who are designated as eligible by our Compensation Committee, may make voluntary salary reduction contributions of up to 80% of their base salary and 100% of their annual cash incentives to the SSP, and thereby defer income taxes on such amounts until distribution from the SSP.

Accounts are maintained for each participant reflecting deferrals, matching contributions and increases or decreases based on the performance of notional investments selected by the employee, or on a default investment if the employee does not make a selection. The notional investment options include the mutual funds available under the 401(k) plan, as well as a fixed rate option, which earns a rate of return determined each year by the Company’s Retirement Committee (8% in 2006 and 2007). The excess of the interest rate above 120% of the applicable federal long-term rate, compounded quarterly, earned by our named executive officers under the SSP during 2006 is set forth in the Summary Compensation Table.

Post-termination Compensation and Benefits

We have a program in place under which all of our executives receive severance benefits if they are terminated without cause (and, in Mr. Mullen’s case, if he terminates for good reason) or following a corporate transaction or a change in control. The benefits they receive depend on their position (or, in Mr. Mullen’s case, are included in his employment agreement). We provide these arrangements because we believe that some severance arrangements, as well as protection in the event of a corporate transaction or change in control, are necessary in a competitive market for talent to attract and retain high quality executives. In addition, the change in control benefit allows the executives to maintain their focus on the business during a period when they otherwise might be distracted. The terms of these arrangements and the amounts payable under them are described below under “Potential Payments Upon Termination or Change in Control.”

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (the “Committee”) furnishes the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis with Biogen Idec management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Bruce R. Ross, Chairman
Alan Belzer
Alan B. Glassberg
Mary L. Good

Summary Compensation Table

The following table shows the compensation paid to or earned by the named executive officers during the fiscal year ended December 31, 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary($)	Bonus($)	Awards($)(1)	Awards($)(2)	Compensation($)(3)	Earnings($)(4)	Compensation($)(5)		Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

James C. Mullen	2006	$1,084,616		$5,784,401	$3,209,365	$2,000,000	$54,063	$69,131	(6)	$12,201,576
President and
CEO
Peter N. Kellogg EVP, Finance & CFO	2006	$568,387		$1,937,727	$591,905	$271,256	$5,102	$37,838	(7)	$3,412,215
Craig E. Schneier	2006	$421,351		$1,778,383	$1,093,762	$235,876	$16,958	$51,507	(8)	$3,597,837
EVP, HR, Public
Affairs and
Communications
Burt A. Adelman EVP, Portfolio Strategy	2006	$490,318		$1,915,685	$770,504	$277,500	$13,137	$33,321	(9)	$3,500,465
Robert A. Hamm	2006	$408,396		$1,680,588	$781,011	$230,325	$13,243	$27,712	(10)	$3,141,275
SVP, Neurology
SBU

Notes to Summary Compensation Table

(1)	The amounts in column (e) reflect the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R) during 2006 for unvested restricted stock and restricted stock units held by each executive officer. These amounts are attributable to awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 5 which begins on page F-28 of the Company’s Form 10-K for 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	The amounts in column (f) reflect the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R) during 2006 for unvested stock options held by each executive officer. These amounts are attributable to stock options granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 5 which begins on page F-28 of the Company’s Form 10-K for 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	The amounts in column (g) reflect actual cash incentives awarded to each executive officer for 2006 under the Company’s Management Incentive Plan (Annual Bonus Plan). The plan provides cash payments based on achievement of certain corporate and individual financial, strategic and operational goals. In February 2007, the Compensation Committee, and for the CEO, the Board of Directors, approved individual awards based on assessments of corporate performance and each executive officer’s performance relative to established individual goals for 2006. The plan is discussed in detail on page 19 under the heading “Annual Cash Incentive Plan.”

(4)	The amounts in column (h) represent earnings in the Supplemental Savings Plan (SSP) that are in excess of 120% of the applicable federal long-term rate. The federal long-term rates applied in this calculation were 5.52% in first quarter of 2006, 6.25% in the second quarter, 6.12% in the third quarter and 5.77% in the fourth quarter. The SSP is discussed in detail on page 22 under the heading “Retirement Plans.” We do not maintain a pension plan or a defined benefit plan.

(5)	The amounts in column (i), reflect the following:

(6)	Mr. Mullen: $13,200 for our matching contribution to his account in our 401(k) Plan, $32,308 for our 2006 contribution to his account in our SSP, $20,363 for reimbursement of personal financial and tax planning and $3,260 for the value of life insurance premiums paid by the Company.

(7)	Mr. Kellogg: $13,200 for our matching contribution to his account in our 401(k) Plan, $17,188 for our 2006 contribution to his account in our SSP, $6,300 for reimbursement of personal financial and tax planning and $1,150 for the value of life insurance premiums paid by the Company.

(8)	Dr. Schneier: $13,200 for our matching contribution to his account in our 401(k) Plan, $12,964 for our 2006 contribution to his account in our SSP, $8,600 for reimbursement of personal financial and tax planning, $15,876 related to reimbursement of additional interest expense from a commercial mortgage lender in connection with our cancellation in August 2002 of a commitment to provide Dr. Schneier a $250,000 mortgage loan and $867 for the value of life insurance premiums paid by the Company.

(9)	Dr. Adelman: $13,200 for our matching contribution to his account in our 401(k) Plan, $14,726 for our 2006 contribution to his account in our SSP, $3,550 for reimbursement of personal financial and tax planning, $985 for the value of life insurance premiums paid by the Company and $860 for the value of a tax reimbursement provided by the Company.

(10)	Mr. Hamm: $13,200 for our matching contribution to his account in our 401(k) Plan, $11,728 for our 2006 contribution to his account in our SSP, $2,000 for reimbursement of personal financial and tax planning and $784 for the value of life insurance premiums paid by the Company.

2006 Grants of Plan-Based Awards

The following table shows additional information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2006.

									All Other	All Other
									Stock	Option
									Awards:	Awards:		Grant Date
									Number of	Number of	Exercise	Fair
			Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	Value of
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	Stock and
			Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards(1)
(a)	(b)	Notes	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

James C. Mullen	02/07/06	(2)							80,000			$3,567,200
	02/07/06	(3)								240,000	$44.59	$4,000,800
	02/07/06	(4)				50,000	100,000	100,000				$4,459,000
	02/07/06	(5)	$0	$1,375,000	$3,093,750
Peter N. Kellogg	02/06/06	(2)							25,600			$1,132,544
	02/06/06	(3)								64,100	$44.24	$1,060,214
	02/07/06	(5)	$0	$287,501	$646,876
Craig E. Schneier	02/06/06	(2)							24,000			$1,061,760
	02/06/06	(3)								60,000	$44.24	$992,400
	02/07/06	(5)	$0	$212,501	$478,126
Burt A. Adelman	02/06/06	(2)							16,400			$725,536
	02/06/06	(3)								40,900	$44.24	$676,486
	02/07/06	(5)	$0	$250,000	$562,500
Robert A. Hamm	02/06/06	(2)							16,400			$725,536
	02/06/06	(3)								40,900	$44.24	$676,486
	02/07/06	(5)	$0	$207,500	$466,875

Notes to 2006 Grants of Plan-Based Awards Table

(1)	The amounts in this column represent the full grant date fair value as determined under SFAS 123(R). The value of stock options granted is based on grant date present value as calculated using a Black-Scholes option pricing model.

(2)	Annual grant of restricted stock units (RSUs). These RSUs are scheduled to vest 33.3% ratably on the first three anniversaries of the grant date.

(3)	Annual grant of stock options. Options have a ten-year term and are scheduled to vest 25% ratably on the first four anniversaries of the grant date.

(4)	Special grant of performance-based RSUs to drive attainment of certain financial and operational targets during 2006. The number of RSUs vesting was contingent on Board approval of performance goal attainment and on the CEO’s continued employment with the Company through February 7, 2007. On February 12, 2007, the Committee certified 100% attainment of the performance goals, and on February 13, 2007, the Board of Directors approved the full award vesting of 100,000 shares.

(5)	Annual cash incentive plan. The amounts shown in column (d) represent the target payout amount based on the target incentive percentage applied to each executive’s base salary as of December 31, 2006. For 2006, the bonus targets were 125% of salary for the CEO and 50% of salary for each of the other named executive officers. The amounts in column (e) represent the maximum amount payable under the annual cash incentive plan, which is 225% of the target amount shown. The amounts in column (c) are set at zero, reflecting that no award will be earned if either the corporate or individual threshold performance levels are not met.

Outstanding Equity Awards At 2006 Fiscal Year-End

The following table summarizes the equity awards we have made to each of the named executive officers that were outstanding as of December 31, 2006.

			Option Awards					Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
					Equity					Plan	Market
					Incentive					Awards:	Value of
					Plan			Number	Market	Number	Unearned
					Awards:			of	Value of	of Unearned	Shares,
			Number of	Number of	Number of			Shares or	Shares or	Shares,	Units or
			Securities	Securities	Securities			Units of	Units of	Units or	Other
			Underlying	Underlying	Underlying			Stock	Stock	Other	Rights
			Unexercised	Unexercised	Unexercised	Option		That	That	Rights	That
			Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	Have Not
			(#)	(#)	Options	Price	Expiration	Vested	Vested(2)	Not Vested	Vested
Name	Grant Date		Exercisable	Unexercisable	(#)	($)	Date(1)	(#)	($)	(#)	($)
(a)	(b)	Notes	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

James C. Mullen	12/09/99	(3)	172,500			$62.28	12/09/09
	06/16/00	(4)	246,429	41,071		$51.85	06/16/10
	12/15/00	(4)	123,215	20,535		$45.46	12/15/10
	12/14/01		402,500			$49.03	12/14/11
	12/06/02		345,000			$37.45	12/06/12
	02/06/04	(5)	112,500	37,500		$43.50	02/06/14
	02/06/04	(6)						50,000	$2,459,500
	02/17/05	(7)	325,000			$67.57	02/17/15
	02/07/06			240,000		$44.59	02/07/16
	02/07/06	(8)						100,000	$4,919,000
	02/07/06	(9)						80,000	$3,935,200
Peter N. Kellogg	08/07/00	(3)	230,000			$51.85	08/07/10
	12/15/00	(3)	28,750			$45.46	12/15/10
	12/14/01		63,250			$49.03	12/14/11
	12/06/02		46,000			$37.45	12/06/12
	02/06/04	(5)	33,750	11,250		$43.50	02/06/14
	02/06/04	(6)						15,000	$737,850
	02/17/05	(7)	75,000			$67.57	02/17/15
	09/14/05	(10)						15,000	$737,850
	02/06/06			64,100		$44.24	02/06/16
	02/06/06	(9)						25,600	$1,259,264

			Option Awards					Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
					Equity					Plan	Market
					Incentive					Awards:	Value of
					Plan			Number	Market	Number	Unearned
					Awards:			of	Value of	of Unearned	Shares,
			Number of	Number of	Number of			Shares or	Shares or	Shares,	Units or
			Securities	Securities	Securities			Units of	Units of	Units or	Other
			Underlying	Underlying	Underlying			Stock	Stock	Other	Rights
			Unexercised	Unexercised	Unexercised	Option		That	That	Rights	That
			Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	Have Not
			(#)	(#)	Options	Price	Expiration	Vested	Vested(2)	Not Vested	Vested
Name	Grant Date		Exercisable	Unexercisable	(#)	($)	Date(1)	(#)	($)	(#)	($)
(a)	(b)	Notes	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Craig E. Schneier	10/08/01		57,500			$45.93	10/08/11
	12/06/02		28,750			$37.45	12/06/12
	02/06/04	(5)	108,750	36,250		$43.50	02/06/14
	02/06/04	(6)						15,000	$737,850
	02/17/05	(7)	75,000			$67.57	02/17/15
	09/14/05	(10)						13,500	$664,065
	02/06/06			60,000		$44.24	02/06/16
	02/06/06	(9)						24,000	$1,180,560
Burt A. Adelman	12/09/99	(3)	23,000			$62.28	12/09/09
	12/15/00	(3)	28,750			$45.46	12/15/10
	08/08/01		115,000			$49.61	08/08/11
	12/14/01		46,000			$49.03	12/14/11
	12/06/02		11,500			$37.45	12/06/12
	02/06/04	(5)	26,250	8,750		$43.50	02/06/14
	02/06/04	(6)						12,000	$590,280
	02/17/05	(7)	75,000			$67.57	02/17/15
	09/14/05	(10)						13,500	$664,065
	02/06/06			40,900		$44.24	02/06/16
	02/06/06	(9)						16,400	$806,716
Robert A. Hamm	12/09/99	(3)	28,750			$62.28	12/09/09
	12/15/00	(3)	5,750			$45.46	12/15/10
	12/14/01		10,062			$49.03	12/14/11
	12/06/02		20,124			$37.45	12/06/12
	02/06/04	(5)	20,606	6,869		$43.50	02/06/14
	02/06/04	(6)						9,158	$450,482
	02/17/05	(7)	45,000			$67.57	02/17/15
	09/14/05	(10)						10,500	$516,495
	02/06/06			40,900		$44.24	02/06/16
	02/06/06	(9)						16,400	$806,716

Notes to Outstanding Equity Awards at 2006 Fiscal Year-End Table

(1)	All stock option grants were granted with a ten-year term. Stock option grants vest 25% ratably over the first four anniversaries of grant unless otherwise noted.

(2)	Market value of awards is based on the closing price of our common stock as of December 29, 2006 ($49.19) as reported by NASDAQ.

(3)	These options vested 20% ratably over the first five anniversaries of grant.

(4)	Options will fully vest in 2007. These options vested 14.28% ratably over the first seven anniversaries of grant.

(5)	Options will fully vest on December 31, 2007. These options vested 25% ratably on the first four calendar year-ends following grant.

(6)	Restricted stock award vested 100% on February 6, 2007. This grant was issued with a 3-year cliff vesting.

(7)	In December 2005, all unvested options with grant prices of $55.00 or higher were accelerated (fully vested) to avoid the associated expense under SFAS 123(R). The sale of the shares acquired by executive officers upon exercise of these accelerated options is restricted until the time at which vesting would otherwise have taken place (or, if earlier, an executive officer’s last day of employment).

(8)	Performance-based RSUs contingent on achieving certain financial and operational goals in 2006. On December 31, 2006, these RSUs remained unvested only contingent on continued service through February 7, 2007 and Board approval of performance results. On February 12, 2007, the Compensation Committee certified 100% attainment of the performance goals, and on February 13, 2007, our independent directors approved the full award vesting of 100,000 shares.

(9)	Restricted stock units granted in 2006 which vest 33.3% ratably on the first three anniversaries of grant.

(10)	Performance-based RSUs contingent on achieving certain financial and operational goals in 2006. On December 31, 2006, these RSUs remained unvested only contingent on the executive officers’ continued service through March 14, 2007 and Compensation Committee approval of performance results. On February 12, 2007, the Compensation Committee certified the performance attainment of 83% of the RSUs listed; the balance of the RSUs (17%) were forfeited.

2006 Options Exercised and Stock Vested

The following table shows information regarding option exercises and vesting of stock awards for each named executive officer during the year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized Upon	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)(2)	($)(3)
(a)	(b)	(c)	(d)	(e)

James C. Mullen	480,175	$7,047,026
Peter N. Kellogg			35,000	$1,518,650
Craig E. Schneier			31,500	$1,366,785
Burt A. Adelman	103,500	$1,432,555	31,500	$1,366,785
Robert A. Hamm			24,500	$1,063,055

Notes to 2006 Options Exercised and Stock Vested Table

(1)	The value realized is the difference between the closing price of the common stock of the Company at the time of exercise and the option exercise price, times the number of shares acquired on each exercise.

(2)	Number of performance-based restricted stock units (RSUs) vesting on September 14, 2006 for achievement of financial and operational goals in the first half of 2006. Upon vesting, RSUs were settled in shares. Number of shares acquired on vesting includes shares withheld by us at the election of Messrs. Kellogg (12,967 shares), Schneier (11,324 shares), Adelman (13,152) and Hamm (8,293) to pay the minimum withholding tax due upon vesting.

(3)	The value realized is calculated as the closing price of the common stock of the Company at the time of vesting ($43.39) times the total number of shares vested.

2006 Non-Qualified Deferred Compensation

The following table shows a summary of all nonqualified contributions to and nonqualified deferred compensation received by each of the named executive officers for the year ended December 31, 2006. The account balances as of year-end include amounts earned by the executives prior to 2006 and voluntarily deferred.

			Aggregate		Aggregate
	Executive	Company	Earnings	Aggregate	Balance
	Contributions in	Contributions in	in Last	Distributions in	at Last Fiscal
	Last Fiscal Year(1)	Last Fiscal Year(2)	Fiscal Year(3)	Last Fiscal Year	Year-End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

James C. Mullen		$32,308	$240,655		$3,253,156
Peter N. Kellogg	$146,836	$17,188	$83,481		$833,145
Craig E. Schneier	$204,039	$12,964	$73,382		$1,016,367
Burt A. Adelman	$98,456	$14,726	$102,750		$1,212,846
Robert A. Hamm		$11,728	$53,943		$762,364

Notes to 2006 Non-Qualified Deferred Compensation Table

(1)	The amounts in this column are also included in columns (c) and (g) of the Summary Compensation Table as non-qualified deferral of salary and non-qualified deferral of payments under the annual cash incentive plan, respectively.

(2)	The amounts in this column are also included in column (i) of the Summary Compensation Table as Company contributions to the Supplemental Savings Plan.

(3)	Earnings in excess of 120% of the applicable Federal long-term rate are reported in column (h) of the Summary Compensation Table for Messrs. Mullen ($54,063), Kellogg ($5,102), Schneier ($16,958), Adelman ($13,137) and Hamm ($13,243).

Potential Payments Upon Termination or Change in Control

Executive Severance Policy

Our named executive officers other than Mr. Mullen participate in executive severance arrangements which provide benefits payable upon a termination of employment other than “for cause” (as defined in our 2005 Omnibus Equity Plan), retirement, death or disability. Under the executive severance plan for executive vice presidents, Messrs Kellogg, Schneier and Adelman receive:

•	in the event of a termination other than for cause, retirement, death or disability, a lump sum severance payment equal to a minimum of nine months of the executive’s then annual base salary and target annual bonus, with an additional two and one-half months for each full year of service, to a maximum benefit of 21 months;

•	if, following a corporate transaction or a corporate change in control, the executive experiences an Involuntary Employment Action as defined in the 2005 Omnibus Equity Plan, which is a termination by Biogen Idec or the surviving corporation other than for cause or a termination by the executive for specified reasons, a lump sum severance payment equal to 24 months of the executive’s then annual base salary and target annual cash incentive.

In addition to the above benefits, Dr. Schneier will receive relocation assistance upon termination of his employment other than for cause, retirement, death or disability. Dr. Schneier’s employment agreement also provides for post-termination benefits in the event Mr. Mullen’s employment with the Company terminates and Dr. Schneier elects to terminate his employment following Mr. Mullen’s termination. These benefits would be the same as those for which he is eligible in the event of a not for cause termination.

Under the executive severance plan for senior vice presidents, Mr. Hamm receives:

•	in the event of a termination other than for cause, retirement, death or disability, a lump sum severance payment equal to a minimum of nine months of Mr. Hamm’s then annual base salary and target annual bonus, with an additional two months for each year of service, to a maximum of 18 months;

•	if, following a corporate transaction or a corporate change in control, Mr. Hamm experiences an Involuntary Employment Action as defined in the 2005 Omnibus Equity Plan, which is a termination by Biogen Idec or the surviving corporation other than for cause or a termination by the executive for specified reasons, a lump sum severance payment equal to 18 months of Mr. Hamm’s then annual base salary and target annual cash incentive.

In any case where severance is payable under the plan, these executive officers will also receive continuation of medical and dental insurance benefits until the earlier of the last date of the severance payment period or the date the executive becomes eligible to participate in the medical and dental insurance plans through another employer. These executive officers are also provided up to nine months of executive-level outplacement services at our cost.

If payments in an amount greater than $100,000 made to these executive officers under the plan are subject to excise tax under Internal Revenue Code Section 4999, the executive severance arrangements provide that we will pay an additional amount such that the amount retained by the executive officer would equal the net amount of payments which would have been received absent application of the excise tax.

Awards Under Equity Plans

If a change in control occurs, all outstanding options and stock awards under our equity plans become vested or exercisable, as the case may be. A change in control is the acquisition by one or more persons of more than 50% of our outstanding stock, other than in connection with a merger or consolidation, or a change in a majority of our incumbent directors other than as approved by a majority of our current incumbent directors and directors they have approved. In the event of a corporate transaction, which is a merger or consolidation in which our stockholders acquire or retain less than 50% of the voting power of the surviving corporation, or a liquidation, dissolution or sale of all or substantially all of the assets of Biogen Idec, we can either cause the surviving corporation to assume all equity awards or accelerate their vesting and exercisability immediately before the corporate transaction. If the equity awards are assumed, and the executive’s employment is terminated in an Involuntary Employment Action, the equity awards so assumed will become vested and exercisable.

If the holder of an equity award retires, which is defined as leaving the employment of Biogen Idec after reaching age 55 with at least ten years of service, each then outstanding equity award not yet vested or exercisable would become immediately vested or exercisable upon such termination at a rate of 50% of the shares unvested at the time of retirement plus an additional 10% of the shares for each full year of service beyond ten.

Mr. Mullen’s Arrangements

Under Mr. Mullen’s employment agreement, if he is terminated by us without cause or if he terminates his employment for good reason, or in the event Mr. Mullen is terminated or terminates his employment for specified reasons following a corporate transaction or a corporate change in control, he would be entitled to a lump sum severance payment in an amount equal to three times the sum of his annual base salary and annual target bonus for the year of termination. Mr. Mullen would also receive continuation of medical, dental and supplemental life insurance benefits until the earlier of 36 months or the date upon which he becomes eligible to receive substantially comparable benefits through another employer, and a supplemental payment to cover the employment-related taxes on these benefits and the tax on the amount of the supplemental payment. In addition, all of Mr. Mullen’s then outstanding equity awards which were not yet vested or exercisable would become immediately vested or exercisable upon such termination.

In the event of Mr. Mullen’s termination of employment by us due to his disability, he would receive a lump sum payment in an amount equal to his annual base salary and his annual target bonus for the year of termination. In the event of his death or termination due to disability, all of Mr. Mullen’s then outstanding unvested equity awards immediately would vest or become exercisable.

If payments in an amount greater than $100,000 made to Mr. Mullen under the agreement (or any other plan or agreement) are subject to excise tax under Internal Revenue Code Section 4999, the employment agreement provides that we will pay him an additional amount such that the amount retained by him would equal the net amount of payments which would have been received by him absent application of the excise tax.

Potential Post-Termination Payments

The following table summarizes the potential payments to each named executive officer under various termination events. The table assumes that the event occurred on December 31, 2006 and the calculations use the closing price of our common stock on December 29, 2006 (the last trading day of 2006) as reported by NASDAQ, which was $49.19 per share.

			Involuntary
	Voluntary		Termination
	Termination for		Not for	Involuntary
	Good Reason		Cause and Not	Termination
	Unrelated to		Following a	Following a
	Corporate		Corporate	Corporate
	Transaction or		Transaction or	Transaction or
Name and Payment	Change in		Change in	Change in
Elements	Control(1)	Retirement(2)	Control	Control(3)
(a)	(b)	(c)	(d)	(e)

James C. Mullen
Cash Compensation
Severance	$7,425,000		$7,425,000	$7,425,000
Equity Awards
Options	$1,393,971		$1,393,971	$1,393,971
Restricted Stock	$11,313,700		$11,313,700	$11,313,700
Benefits and Perquisites
Medical, Dental and Supplemental Life	$87,810		$87,810	$87,810
Total	$20,220,481		$20,220,481	$20,220,481

Peter N. Kellogg
Cash Compensation
Severance			$1,509,378	$1,725,003
Equity Awards
Options				$381,308
Restricted Stock				$2,734,964
Benefits and Perquisites
Medical and Dental			$27,472	$31,397
Outplacement			$14,000	$14,000
Total			$1,550,850	$4,886,672

Craig E. Schneier(4)
Cash Compensation
Severance			$1,115,628	$1,275,003
Equity Awards
Options				$503,263
Restricted Stock				$2,582,475
Benefits and Perquisites
Medical and Dental			$27,472	$31,397
Outplacement			$14,000	$14,000
Relocation			$427,617	$427,617
Total			$1,584,717	$4,833,755

Burt A. Adelman
Cash Compensation
Severance			$1,312,500	$1,500,000
Equity Awards
Options				$252,243
Restricted Stock				$2,061,061
Benefits and Perquisites
Medical and Dental			$18,772	$21,453
Outplacement			$14,000	$14,000
Total			$1,345,272	$3,848,757

Robert A. Hamm
Cash Compensation
Severance			$933,750	$933,750
Equity Awards
Options		$169,078	$169,078	$241,540
Restricted Stock		$1,241,585	$1,241,585	$1,773,693
Benefits and Perquisites
Medical and Dental			$16,090	$16,090
Outplacement			$14,000	$14,000
Total		$1,410,663	$2,374,503	$2,979,073

Notes to Post-Termination Payments Table

(1)	Only Mr. Mullen is eligible to receive benefits upon Voluntary Termination for Good Reason Unrelated to a Corporate Transaction or Change in Control.

(2)	As of December 31, 2006 only Mr. Hamm meets the eligibility definition for retirement, which is at least 55 years of age with at least 10 full years of completed service with the Company. If Mr. Hamm retired as of December 31, 2006, 70% of his unvested stock options and restricted stock awards and units would accelerate and vest.

(3)	While our arrangements provide for gross-up payments to cover excise taxes and penalties, the projected payments in this table would not trigger excise taxes or penalties and thus no gross-up payments would be made.

(4)	Dr. Schneier’s employment agreement provides for post-termination benefits in the event Mr. Mullen’s employment with the Company terminates and Dr. Schneier elects to terminate his employment following Mr. Mullen’s termination. These benefits would be the same as in those shown in column (d) of the table.

Director Compensation

Employee members of our Board of Directors (Messrs. Mullen and Pickett) receive no extra compensation for their service on the Board of Directors. The standard compensation package for all non-employee members of our Board of Directors is as follows:

•	An annual retainer of $25,000;

•	$2,500 for each meeting day of the Board of Directors attended (in person);

•	$1,250 for each meeting day of the Board of Directors attended (by telephone); and

•	$1,000 for each committee meeting attended (in person or by telephone).

In addition to the fees described above: (i) the chairs of our Finance and Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee and Transaction Committee receive an additional annual retainer of $20,000, $10,000, $10,000 and $10,000, respectively; (ii) the members of our Finance and Audit Committee (other than the chair) receive an additional annual retainer of $5,000; (iii) non-employee directors are paid a fee of $1,000 for each full day of service rendered by such individual in connection with his or her duties as a director, excluding service related to meetings of our Board of Directors or its committees and (iv) Bruce R. Ross, our Non-Executive Chairman, received a $200,000 supplemental cash retainer for the six months ending June 30, 2006 and a $30,000 supplemental cash retainer for the six months ending December 31, 2006. The $200,000 supplemental retainer was provided to Mr. Ross as our 1993 Directors Equity Plan did not provide for equity grants specific to the role of non-executive Chairman.

If we decide to form other committees of our Board of Directors, it is likely, unless circumstances dictate otherwise, the chairs of such committees will receive annual retainers comparable to those mentioned above (excluding the retainer described above for the chair of the Finance and Audit Committee).

Our directors may defer all or part of their cash compensation under our Voluntary Board of Directors Savings Plan. If directors choose to defer their compensation under our Voluntary Board of Directors Savings Plan, the plan periodically will credit their accounts with amounts of “deemed investment results” as if their deferred fees were deposited into investment funds available under our employee 401(k) plan. Alternatively, directors can choose a fixed rate option under this plan whereby the “deemed investment results” earn a rate of return specified annually by the committee that administers the plan (the Company’s Retirement Committee). Directors are also reimbursed for actual expenses incurred in attending meetings of our Board of Directors and its committees as well as service to the Board unrelated to meetings of the Board of Directors or its committees.

The 2006 Non-Employee Directors Equity Plan was approved by stockholders at the 2006 Annual Stockholders Meeting. Under the plan, upon initial election to the Board, non-employee directors receive an initial award, the amount and type of which shall be determined by the Compensation and Corporate Governance Committees, of

up to a maximum of 35,000 shares of our common stock (or 50,000 for the non-executive Chairman of the Board). Initial grants vest ratably in equal annual installments over three years from the date of grant. In addition, non-employee directors receive annual grants effective with the date of each annual stockholders meeting (or a pro rata grant upon election to the Board other than at an annual stockholders meeting), the amount and type of which shall be determined by these Committees, up to 17,500 shares of our common stock (or 30,000 for the non-executive Chairman of the Board). Annual grants will vest on the one-year anniversary of the date of grant. For purposes of these awards, each full value stock award (for example, restricted stock or restricted stock units for which the non-employee director is not required to pay for the stock) shall count as one and one-half (1.5) shares, and each stock option or stock appreciation right shall count as one (1) share, against the number of shares authorized for issuance under the plan.

On January 9, 2006, a grant of 12,500 stock options was made to all directors, consistent with the practice under the 1993 Non-Employee Directors Stock Option Plan to grant equity to non-employee directors at the beginning of each fiscal year. On May 25, 2006, each director additionally received a grant of 3,125 stock options and a grant of 1,250 restricted stock units. The May 25 grant represented prorated awards to the directors, as the grant timing changed from January to our annual stockholders meeting. The prorated grants were awarded in order to offset a delay in grants that would otherwise have occurred by having directors wait from January 2006 until May 2007 to receive their next annual equity grant.

On May 25, 2006, the non-executive Chairman received an annual equity grant of 6,250 stock options and a grant of 2,500 restricted stock units. These grants are in addition to those grants described in the preceding paragraph.

Grants to directors are recommended by both the Compensation Committee and the Corporate Governance Committee, and approved by the Board of Directors, with the non-executive Chairman recused from discussion and voting upon his awards.

Awards will be subject to accelerated vesting upon termination of Board service by reason of death, disability, retirement and change in control (as such terms are defined in the plan). In addition, director awards will become fully vested upon an involuntary termination of Board service within two years following certain mergers or other corporate transactions, as defined in the plan.

Director Compensation

				Change in
				Pension
				Value and
				Nonqualified
	Fees Earned			Deferred
	or Paid	Stock	Option	Compensation	All Other
	in Cash	Awards	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Alan Belzer	$79,750	$35,210	$395,728	$14,132		$524,820
Lawrence C. Best	$77,250	$35,210	$266,226			$378,686
Alan B. Glassberg	$65,500	$35,210	$256,388			$357,098
Mary L. Good	$70,750	$35,210	$273,373			$379,333
Thomas F. Keller	$85,750	$35,210	$395,728	$11,598		$528,286
Robert W. Pangia	$87,000	$35,210	$256,388			$378,598
Bruce R. Ross	$310,750	$105,631	$324,665			$741,046
Lynn Schenk	$65,750	$35,210	$256,388			$357,348
Phillip A. Sharp	$62,250	$35,210	$256,388			$353,848
William D. Young	$59,750	$35,210	$256,388			$351,348

Notes to Director Compensation Table

(1)	The amounts in column (b) represent the retainers and actual fees earned for meetings of the Board and its committees, plus fees for full-day service as a member of the Board other than meetings of the Board or its committees. Actual payments to directors in 2006 were less than the amounts shown, as an overpayment of $1,000 in 2005 was reduced from the first payment to directors in 2006.

(2)	The amounts in column (c) reflect the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R) during 2006 for unvested restricted stock units held by each director. These amounts are attributable to awards granted in 2006. Assumptions used in the calculation of these amounts are included in footnote 5 which begins on page F-28 of the Company’s Form 10-K for 2006. The amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions.

(3)	The amounts in column (d) reflect the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R) during 2006 for unvested stock options held by each director. These amounts are attributable to stock options granted in and prior to 2006. Assumptions used in the calculation of these amounts are included footnote 5 which begins on page F-28 of the Company’s Form 10-K for 2006. The amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions.

(4)	No disclosure is required in this column because the values of perquisites or other personal benefits provided to each director does not exceed $10,000.

	Grant Date Value of Equity Awarded in 2006
	Stock Award Grant Date Value	Stock Option Grant Date Value
Name	($)(1)	($)(2)

Alan Belzer	$58,738	$278,888
Lawrence C. Best	$58,738	$278,888
Alan B. Glassberg	$58,738	$278,888
Mary L. Good	$58,738	$278,888
Thomas F. Keller	$58,738	$278,888
Robert W. Pangia	$58,738	$278,888
Bruce R. Ross	$176,213	$392,165
Lynn Schenk	$58,738	$278,888
Phillip A. Sharp	$58,738	$278,888
William D. Young	$58,738	$278,888

(1)	Grant date fair value of 2006 annual grants of restricted stock units (RSUs) to non-employee directors, as described in the narrative preceding this table. These RSUs are scheduled to vest in full and be settled in shares on the first anniversary of the grant date.

(2)	Grant date fair value of 2006 annual grants of stock options to non-employee directors, as described in the narrative preceding this table. These stock options are scheduled to vest in full on the first anniversary of the grant dates.

Director Equity Outstanding at 2006 Year-End

	Option Awards(1)		Stock Awards(2)
	Number of	Number of	Number of
	Securities	Securities	Shares or
	Underlying	Underlying	Units of
	Unexercised	Unexercised	Stock That
	Options	Options	Have Not
	(#)	(#)	Vested
Name	Exercisable	Unexercisable	(#)
(a)	(b)	(c)	(d)

Alan Belzer	118,000	3,125	1,250
Lawrence C. Best	60,500	3,125	1,250
Alan B. Glassberg	102,500	3,125	1,250
Mary L. Good	83,500	3,125	1,250
Thomas F. Keller(3)	114,550	3,125	1,250
Robert W. Pangia	132,500	3,125	1,250
Bruce R. Ross	72,500	9,375	3,750
Lynn Schenk	100,500	3,125	1,250
Phillip A. Sharp	261,750	3,125	1,250
William D. Young	72,500	3,125	1,250

Notes to Director Equity Outstanding at 2006 Year-End Table

(1)	All stock option grants were granted with a ten year term. Stock option grants made to non-employee directors as part of the annual grant vest in full on the first anniversary of grant.

(2)	Restricted stock units granted to non-employee directors as part of the annual grant vest in full on the first anniversary of grant.

(3)	Dr. Keller transferred all unexercised stock options to the Thomas F. Keller Revocable Trust during 2006.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Code of Business Conduct and Corporate Governance Principles, both of which are posted on our corporate website, www.biogenidec.com under “Corporate Governance”, together with our Conflict of Interest Policy, set forth our policies and procedures for the review and approval of transactions with related persons, including transactions that would be required to be disclosed in this Proxy Statement in accordance with SEC rules. In circumstances where one of our directors or officers, or a family member, has a direct or indirect material interest in a transaction involving the Company, the Finance and Audit Committee must review and approve all such proposed transactions or courses of dealing. There are no such relationships or transactions that are required to be disclosed in this Proxy Statement under SEC rules. Indeed, our Code of Business Conduct, which sets forth legal and ethical guidelines for all of our directors and employees, states that directors, executive officers and employees must avoid relationships or activities that might impair that persons ability to make objective and fair decisions while acting in their Company roles, and our Corporate Governance Principles state that our Board of Directors will not permit any waiver of any ethics policy for any director or officer.

Other

In accordance with the indemnification provisions of our bylaws, we pay the expenses incurred by our directors and, except in certain circumstances, officers (including our executive officers) in defending actions, suits or proceedings brought against them due to the fact that they are one of our directors or officers in advance of the final disposition of such actions, suits or proceedings upon receipt of an undertaking by them to repay the advanced expenses if it is ultimately determined that they are not entitled to be indemnified under the General Corporation Law of the State of Delaware.

DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS

We maintain our 2006 Non-Employee Directors Equity Plan, our 2005 Omnibus Equity Plan, our 2003 Omnibus Equity Plan, our 1995 Employee Stock Purchase Plan, our 1993 Non-Employee Directors Plan, our 1988 Stock Option Plan, the Biogen 1985 Stock Option Plan and the Biogen, Inc. 1987 Scientific Board Stock Option Plan. All of those plans were adopted by us, except for the Biogen 1985 Stock Option Plan and the Biogen, Inc. 1987 Scientific Board Stock Option Plan which were adopted by Biogen, Inc. and assumed by us in the merger.

Our 1988 Stock Option Plan, the Biogen 1985 Stock Option Plan and the Biogen, Inc. 1987 Scientific Board Stock Option Plan govern options granted under the plans prior to the merger. We no longer grant options from these plans.

Beginning with the merger, the only plans from which we have granted stock options or other equity incentive awards are our 2006 Non-Employee Directors Equity Plan, our 2005 Omnibus Equity Plan, our 2003 Omnibus Equity Plan, our 1993 Non-Employee Directors Plan and our 1995 Employee Stock Purchase Plan. We no longer make awards from our 2003 Omnibus Equity Plan or our 1993 Non-Employee Directors Plan.

Equity Compensation Plan Table

The following table provides information as of December 31, 2006 about:

•	the number of shares of common stock to be issued upon exercise of outstanding options and vesting of restricted stock units under plans adopted and assumed by us as described above;

•	the weighted-average exercise price of outstanding options under plans adopted and assumed by us; and

•	the number of shares of common stock available for future issuance under our active plans — the 2006 Non-Employee Directors Equity Plan, the 2005 Omnibus Equity Plan and the 1995 Employee Stock Purchase Plan.

Equity Compensation Plan Information

	(a)	(b)		(c)
Number of Securities
	Number of			Remaining Available for
	Securities			Future Issuance Under
	to be Issued Upon	Weighted-average		Equity Compensation
	Exercise of	Exercise Price of		Plans (excluding
	Outstanding Options	Outstanding		securities reflected in
Plan Category(1)	and Rights	Options and Rights		column(a)

Equity compensation plans approved by stockholders	28,011,990	$47.97	(2)	20,856,644
Equity compensation plans not approved by stockholders	—	—		—
Total

(1)	In connection with the merger with Biogen, Inc., we assumed all of Biogen, Inc.’s outstanding options. The assumed options were granted under the Biogen 1985 Stock Option Plan and the Biogen, Inc. 1987 Scientific Board Stock Option Plan and were converted into options to purchase our common stock at the merger exchange ratio of one Biogen, Inc. share of common stock for 1.15 shares of our common stock. On an as-converted basis, the options that we assumed from Biogen, Inc. are categorized as follows: (a) as of December 31, 2006, outstanding options to purchase 597,500 shares of common stock under the Biogen Inc. 1987 Scientific Board Stock Option Plan with a weighted average exercise price of $34.41; and, (b) as of December 31, 2006, outstanding options to purchase 8,768,850 shares of common stock under the Biogen, Inc. 1985 Stock Option Plan with a weighted average exercise price of $44.74.

(2)	The weighted-average exercise price includes all outstanding stock options, including the as-converted Biogen, Inc. options described in footnote (1), but does not include restricted stock units which in most cases do not have an exercise price. The total number of restricted stock units included in column (a) is 2,915,355.

MISCELLANEOUS

Stockholder Proposals

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at our 2008 Annual Meeting of Stockholders must be received by our Secretary no later than December 26, 2007 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in our proxy statement for the 2008 Annual Meeting of Stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the anniversary of the date this Proxy Statement was released to stockholders in connection with our 2007 Annual Meeting of Stockholders. However, if the date of the 2008 Annual Meeting of Stockholders is changed by more than 30 days from the date contemplated at the time of this Proxy Statement, we must receive the stockholder’s notice not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 7th day following the day on which public announcement of the date of such meeting is first made.

Address for Proposals

All stockholder proposals should be sent to our executive offices at 14 Cambridge Center, Cambridge, Massachusetts, 02142 Attention: Corporate Secretary.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation and Management Development Committee Report, the Finance and Audit Committee Report, the content of www.biogenidec.com, including the charters of the committees of our Board of Directors, our Corporate Governance Principles, our Finance and Audit Committee Practices and our Code of Business Conduct, included or referenced in this Proxy Statement shall not be incorporated by reference into any such filings.

Other Matters

Our Board of Directors knows of no other business which will be presented at the meeting. If other business is properly brought before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By order of our Board of Directors:

Susan H. Alexander
Secretary

Cambridge, Massachusetts
April 25, 2007

DIRECTIONS TO THE BOSTON MARRIOTT CAMBRIDGE HOTEL

Boston Marriott Cambridge Hotel
Two Cambridge Center, (Broadway & 3rd Street)
Cambridge, Massachusetts 02142 USA

FROM 95 North: Take 95 South to Exit 50 (Route 1 South). Follow Route 1 South and go over the Tobin Bridge. At the bottom of the bridge, stay to the left and go through the tunnel. Stay to the right as you come out of the tunnel and the road will fork. Follow the signs to Storrow Drive. Get onto Storrow Drive for about 1/4 mile and there will be a LEFT exit for Government Center/ Kendall Square. Take that exit and at the bottom of the exit take a right. This will put you onto the Longfellow Bridge. Go over the Longfellow Bridge which will turn into Broadway. The hotel will be approximately 1/4 mile on the left.

FROM 95 South:Take I-95 North to I-93 North. Take I-93 all the way to Exit 26 which will be inside the tunnel. Follow the signs to Storrow Drive. Get onto Storrow Drive for approximately 1/4 mile. There will be a LEFT exit for Government Center/Kendall Square. Take that exit and at the bottom of the exit take a right. This will put you onto the Longfellow Bridge. Go over the Longfellow Bridge which will turn into Broadway. After the first set of lights, the hotel will be on the left ..

FROM Mass Turnpike I-90: Take I-90 East (Mass Pike) to Exit 18 (Brighton/Cambridge). After paying the toll, bear right towards Cambridge. Once off the exit, go straight and this will put you over the River Street Bridge onto River Street. Follow River Street, which turns into Prospect Street, for about nine lights (1 mile) and turn right onto Broadway. Go through five lights and the hotel will be on the right.

FROM Logan Airport:Follow signs at the airport to the Sumner Tunnel. Pay the toll and take the Sumner Tunnel to Route 93 North. You will see a sign for Interstate 93 North at the end of the tunnel. Take 93 North to Exit 26 and follow the signs to Storrow Drive. Get onto Storrow Drive for approximately 1/4 mile. There will be a LEFT exit for Government Center/Kendall Square. Take that exit and at the bottom of the exit take a right. This will put you onto the Longfellow Bridge. Go over the Longfellow Bridge which will turn into Broadway. After the first set of lights, the hotel will be on the left.

FROM Route 2: Follow Route 2 to the Alewife train terminal (at the fork in the road stay right). This will take you past the train terminal over a bridge onto the Fresh Pond Parkway. Follow the Parkway to Memorial Drive. Follow Memorial Drive past the Massachusetts Institute of Technology (MIT) and you will see signs to Kendall Square. Take a left at the Kendall Square sign; this will put you on Wadsworth Street. Take your next left and take this street to Ames Street. Take a right on Ames Street and go through the light. At the next light, take a right on Broadway. The hotel will be on the right

FROM Route 93 North/South:Take I-93 South to Exit 26 (Storrow Drive). Take Exit 26 and follow the signs to Storrow Drive (this will put you in the left lane). Get onto Storrow Drive for approximately 1/4 mile. There will be a LEFT exit for Government Center/Kendall Square. Take that exit and at the bottom take a right. This will put you onto the Longfellow Bridge. Go over the Longfellow Bridge which will turn into Broadway. After the first set of lights, the hotel will be on the left.

14 Cambridge Center
Cambridge, MA 02142

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

May 31, 2007

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold 01 — James C. Mullen* 02 — Bruce R. Ross* 03 — Marijn E. Dekkers* * Each to serve for a three-year term ending at the Annual Meeting of Stockholders in 2010 and until their successors are duly elected and qualified or their earlier resignation or removal. (If any nominee is not available for election, such substitute as the Company’s Board of Directors may designate) For Against Abstain 2. To ratify the selection of PricewaterhouseCoopers LLP as In their discretion, the proxies are also authorized to vote upon the Company’s independent registered public accounting such other matters as may properly come before the meeting. firm for the fiscal year ending December 31, 2007. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below Please date and sign exactly as name appears on this card. Joint owners should each sign. Please give full title when signing as executor, administrator, trustee, attorney, guardian for a minor, etc. Signatures for corporations and partnerships should be in the corporate or firm name by a duly authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — BIOGEN IDEC INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2007 The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Biogen Idec Inc. (the “Company”), dated April 25, 2007, in connection with the Company’s Annual Meeting of Stockholders to be held on May 31, 2007 at 10:00 a.m. at the Boston Marriott Cambridge Hotel, Two Cambridge Center, Cambridge, Massachusetts 02142, and does hereby appoint James C. Mullen, Peter N. Kellogg and Susan H. Alexander, and each of them (with full power to act alone), proxies of the undersigned with all the powers the undersigned would possess if personally present and with full power of substitution in each of them, to appear and vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof. The shares represented hereby will be voted as directed herein. IN EACH CASE IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NAMED NOMINEES AS A DIRECTOR AND FOR THE OTHER PROPOSAL. AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, SAID PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT. THIS PROXY MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE VOTING THEREOF. PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (Items to be voted appear on reverse side.)